Exhibit 99.2

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands USD, except share and per share amounts)

	June 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,297	$10,321
Accounts receivable, net of allowances for credits and doubtful accounts of $2,257 and $2,804, at June 30, 2021, and December 31, 2020, respectively	47,640	40,661
Inventories, net	9,864	5,842
Prepaid expenses and other receivables	14,246	5,429

Total current assets	80,047	62,253
Non-current assets
Restricted cash	371	372
Property and equipment, net	12,606	13,709
Intangible assets, net	221,990	240,203
Goodwill	382,428	382,749
Deferred tax assets	119	122
Other long-term assets	3,532	611

Total assets	$701,093	$700,019

Liabilities, temporary equity and stockholders’ (deficit) equity
Current liabilities
Revolving credit facility	$22,000	$—
Accounts payable	23,181	22,978
Accrued liabilities	12,496	17,209
Income taxes payable	199	244
Current portion of capital lease obligations	641	856
Deferred revenue	7,074	7,772
Current portion of term loan payable	3,153	3,161

Total current liabilities	68,744	52,220
Long-term liabilities
Deferred tax liabilities	38,474	42,840
Due to related parties	1,565	1,615
Warrant liability	13,561	15,944
Capital lease obligations	362	508
Term loan payable, net	297,773	298,404
Other long-term liabilities	4,296	4,377

Total liabilities	$424,775	$415,908

Commitments and contingencies (note 6)

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets—Continued

(In thousands USD, except share and per share amounts)

	June 30, 2021 (unaudited)	December 31, 2020
Temporary equity
Series A Preferred Stock; par value $1,000 per share; 42,800 shares authorized; 42,750 shares issued and outstanding at June 30, 2021, and December 31, 2020, respectively	$82,562	$77,562
Series A-1 Preferred Stock; par value $1,000 per share; 80,000 shares authorized; 60,013 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	83,982	78,621
Series B Preferred Stock; par value $1,000 per share; 57,000 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020, respectively	95,474	90,910
Series C Convertible Preferred Stock; par value $1,000 per share; 45,000 shares authorized; 16,502 and 16,802 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	16,502	16,802

Total temporary equity	278,520	263,895

Stockholders’ equity (deficit)
Common stock, voting; par value $0.01 per share; 400,000 shares authorized; 217,619 shares issued and outstanding at June 30, 2021, and December 31, 2020, respectively	2	2
Additional paid-in capital	121,322	135,617
Accumulated other comprehensive loss	(1,834)	(1,677)
Accumulated deficit	(121,692)	(113,726)

Total stockholders’ (deficit) equity	(2,202)	20,216

Total liabilities, temporary equity and stockholders’ (deficit) equity	$701,093	$700,019

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands USD, except share and per share amounts) (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Revenues
Services	$46,375	$41,372	$91,437	$83,677
Products	14,368	9,690	24,603	17,363

Total revenues	60,743	51,062	116,040	101,040
Cost of revenues
Cost of services	17,826	15,095	34,037	31,918
Cost of products	11,511	7,449	19,672	13,068

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	29,337	22,544	53,709	44,986

Operating expenses
Selling, general and administrative	23,004	16,792	40,525	32,115
Depreciation and amortization	12,393	13,650	25,507	25,708

Total operating expenses	35,397	30,442	66,032	57,823

Operating loss	(3,991)	(1,924)	(3,701)	(1,769)
Interest expense, including amortization of deferred financing costs, net	5,506	6,501	10,565	13,084
Change in fair value of warrant liability	41	4,743	(2,383)	2,831

Loss before income taxes	(9,538)	(13,168)	(11,883)	(17,684)
Income tax provision (benefit)
Current	289	279	391	510
Deferred	(2,942)	(2,389)	(4,308)	(4,368)

Total income tax benefit	(2,653)	(2,110)	(3,917)	(3,858)

Net loss	$(6,885)	$(11,058)	$(7,966)	$(13,826)

Loss per share:
Basic	$(63.39)	$(78.10)	$(100.65)	$(119.48)
Diluted	(63.39)	(78.10)	(100.65)	(119.48)
Weighted average shares outstanding (in Number):
Basic	227,433	227,433	227,433	227,478
Diluted	227,433	227,433	227,433	227,478

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In thousands USD) (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Net loss	$(6,885)	$(11,058)	$(7,966)	$(13,826)
Other comprehensive income (loss):
Foreign currency translation adjustment	743	830	(157)	(2,283)

Comprehensive loss	$(6,142)	$(10,228)	$(8,123)	$(16,109)

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ (Deficit) Equity

(In thousands, USD or shares) (unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
					Temporary Equity							Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2020	43	$77,562	60	$78,621	57	$90,910	17	$16,802	$263,895	218	$2	$135,617	$(1,677)	$(113,726)	$20,216

Accrued dividends payable	—	2,486	—	2,666	—	2,241	—	—	7,393	—	—	(7,393)	—	—	(7,393)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(900)	—	(900)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,081)	(1,081)

Balance at March 31, 2021	43	$80,048	60	$81,287	57	$93,151	17	$16,802	$271,288	218	$2	$128,539	$(2,577)	$(114,807)	$11,157

Accrued dividends payable	—	2,514	—	2,695	—	2,323	—	—	7,532	—	—	(7,532)	—	—	(7,532)
Derecognition of shares	—	—	—	—	—	—	—	(300)	(300)	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	743	—	743
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,885)	(6,885)

Balance at June 30, 2021	43	$82,562	60	$83,982	57	$95,474	17	$16,502	$278,520	218	$2	$121,322	$(1,834)	$(121,692)	$(2,202)

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ (Deficit) Equity—Continued

(In thousands, USD or shares) (unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2019	43	$68,360	60	$69,495	57	$82,338	17	$16,802	$236,995	218	$2	$161,556	$(3,792)	$(78,526)	$79,240

Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	—	(200)	—	—	(200)
Accrued dividends payable	—	2,216	—	2,383	—	2,053	—	—	6,652	—	—	(6,652)	—	—	(6,652)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(3,113)	—	(3,113)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	216	—	—	216
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,768)	(2,768)

Balance at March 31, 2020	43	$70,576	60	$71,878	57	$84,391	17	$16,802	$243,647	218	$2	$154,920	$(6,905)	$(81,294)	$66,723

Accrued dividends payable	—	2,215	—	2,382	—	2,104	—	—	6,701	—	—	(6,701)	—	—	(6,701)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	830	—	830
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,058)	(11,058)

Balance at June 30, 2020	43	$72,791	60	$74,260	57	$86,495	17	$16,802	$250,348	218	$2	$148,534	$(6,075)	$(92,352)	$50,109

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands USD) (unaudited)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(7,966)	$(13,826)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	25,507	25,708
Amortization of deferred financing costs	1,047	1,057
Deferred income taxes	(4,308)	(4,368)
Non-cash foreign currency loss (gain)	77	(1,684)
Share-based compensation	630	531
Provision for doubtful accounts	11	861
Change in fair value of warrant liability	(2,383)	2,831
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(7,049)	1,473
Inventories	(4,089)	(2,450)
Prepaid expenses and other receivables	(9,016)	(1,355)
Accounts payable and accrued liabilities	(6,103)	2,821
Deferred revenue	(671)	214
Income taxes payable	(32)	227

Cash (used in) provided by operating activities	$(14,345)	$12,040

Cash flows used in investing activities
Additions to intangible assets	(4,754)	(5,543)
Additions to property and equipment	(1,219)	(428)
Acquisition of Integron LLC, net of cash acquired	—	366

Net cash used in investing activities	$(5,973)	$(5,605)

Cash flows from financing activities
Proceeds from revolving credit facility	22,000	21,700
Repayments on revolving credit facility	—	(15,000)
Repayment of term loan	(1,584)	(1,623)
Repurchase of common stock	—	(200)
Equity financing fees	(1,373)	—
Payment of capital lease obligations	(668)	(385)

Cash provided by financing activities	$18,375	$4,492

Effect of Exchange Rate Change on Cash and Cash Equivalents	(82)	(236)

Change in Cash and Cash Equivalents and Restricted Cash	(2,025)	10,691
Cash and Cash Equivalents and Restricted Cash, beginning of period	10,693	8,692

Cash and Cash Equivalents and Restricted Cash, end of period	$8,668	$19,383

Non-cash financing activities:
Capital leases	$346	$66
Equity financing fees accrued	1,648	—
Supplemental cash flow information:
Interest paid	$9,329	$11,888

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(In thousands USD, except share amounts) (unaudited)

NOTE 1—NATURE OF OPERATIONS

Business Combination

On March 12, 2021, the Company entered into a definitive merger agreement (the “Business Combination”) with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). The Business Combination closed September 30, 2021 as discussed in Note 13. The combined company remains listed on the NYSE under the new ticker symbol “KORE”.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations, do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein. The preparation of unaudited condensed consolidated interim financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts and disclosures.

These unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2020 consolidated financial statements included in this Form S-4. The year-end condensed consolidated balance sheet data was derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

COVID-19 Impact

During the period ended June 30, 2021, an outbreak of the novel coronavirus (“COVID-19”) has continued to spread across the globe and continued to result in significant economic disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak; however as of this filing, COVID-19 has not had a negative impact on the Company.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days from the date of purchase or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.

Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an “Emerging Growth Company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to adopt the new or revised standard at the same time periods as private companies.

Recently Adopted Accounting Pronouncement

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company adopted this standard as of January 1, 2021, and depending on the amendment, adoption was applied on a retrospective, modified retrospective, or prospective basis. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842”) are effective for the Company beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance in the consolidated financial statements. However, based on the Company’s lease obligations, the Company expects to recognize material assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet upon adoption of ASC 842. ASC 842 will also require additional footnote disclosures to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606, Revenue from Contracts with Customers. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a hosting arrangement that is a service contract to apply the guidance on internal-use software to determine which implementation costs to recognize as an asset and which costs to expense. Costs to develop or obtain internal-use software that cannot be capitalized under Subtopic 350-40, Internal-Use Software, such as training costs and certain data conversion costs, also cannot be capitalized for a hosting arrangement that is a service contract. The amendments require a customer in a hosting arrangement that is a service contract to determine whether an implementation activity relates to the preliminary project stage, the application development stage, or the post-implementation stage. Costs for implementation activities in the application development stage will be capitalized depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages will be expensed immediately. The ASU is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company is still evaluating the impact of the adoption of this standard.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which clarifies specific issues raised by stakeholders. Specifically, the ASU:

•	Clarifies that all entities are required to provide the fair value option disclosures in ASC 825, Financial Instruments.

•	Clarifies that the portfolio exception in ASC 820, Fair Value Measurement, applies to nonfinancial items accounted for as derivatives under ASC 815, Derivatives and Hedging.

•

Clarifies that for purposes of measuring expected credit losses on a net investment in a lease in accordance with ASC 326, Financial Instruments—Credit Losses, the lease term determined in accordance with ASC 842, Leases, should be used as the contractual term.

•	Clarifies that when an entity regains control of financial assets sold, it should recognize an allowance for credit losses in accordance with ASC 326.

•

Aligns the disclosure requirements for debt securities in ASC 320, Investments—Debt Securities, with the corresponding requirements for depository and lending institutions in ASC 942, Financial Services—Depository and Lending.

The amendments in the ASU have various effective dates and transition requirements, some depending on whether an entity has previously adopted ASU 2016-13 about measurement of expected credit losses. The Company will adopt the guidance in ASU 2020-03 as it adopts the related ASU effected by these codification improvements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations, or cash flows.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options, which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The amendments are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard.

NOTE 3 – REVENUE RECOGNITION

The Company recognized all deferred revenue related to the connectivity performance obligations that were not fully satisfied in previous periods in the amount of $7.8 million for the six months ended June 30, 2021. The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any periods presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any period presented. The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Contract Balances

Deferred revenue as of June 30, 2021 and December 31, 2020, was $7.1 million and $7.8 million, respectively, and primarily relates to revenue that is recognized over time for Connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. All of the December 31, 2020, balance was recognized as revenue during the period ended June 30, 2021.

Disaggregated Revenue Information

The Company views the following disaggregated disclosures as useful to understand the composition of revenue recognized during the respective three-month and six-month reporting periods:

	Three months ended June 30,		Six months ended June 30,
(in ‘000)	2021	2020	2021	2020
Connectivity*	$41,114	$36,050	$81,705	$73,651
Hardware Sales	13,584	8,173	21,381	13,931
Hardware Sales - bill-and-hold	784	1,517	3,222	3,432
Deployment services, professional services and other	5,261	5,322	9,732	10,026

Total	$60,743	$51,062	$116,040	$101,040

*	Includes connectivity-related revenues from Connectivity and IoT Solutions

Significant Customer

The Company has one customer representing 18% and 16% of the Company’s total revenue for the three months ending June 30, 2021 and June 30, 2020, respectively, and 17% and 15% of the Company’s total revenue for the six months ending June 30, 2021, and June 30, 2020, respectively.

NOTE 4 – SHORT-TERM AND LONG-TERM DEBT

The fair values of the Company’s outstanding borrowings approximate the carrying values.

Term Loan - UBS

On December 21, 2018, the Company entered into a credit agreement with UBS that consisted of a term loan of $280.0 million and required quarterly principal and interest payments with all remaining principal and interest due on December 21, 2024. The term loan had an interest rate of LIBOR plus 5.5%.

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35.0 million. Under the amended agreement, the maturity date of the term loan and interest rate remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity.

As a result of this debt modification, the Company incurred $1.5 million in debt issuance costs, which was capitalized and will be amortized over the remaining term of the loan along with the unamortized debt issuance costs of the original debt.

The Company’s principal outstanding balances on the UBS Term Loan were $307.4 million and $309.0 million as of June 30, 2021 and December 31, 2020, respectively.

Senior Secured Revolving Credit Facility - UBS

On December 21, 2018, the Company entered into a $30 million revolving credit facility with UBS. As of June 30, 2021 and December 31, 2020, the Company had $22 million and $0 drawn on the revolving credit facility, respectively. Borrowings under the revolving credit facility mature on December 21, 2023.

Borrowings under the revolving debt facility bear interest at a floating rate which can be, at the Company’s option, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.5%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings are each subject to a reduction to 5.25% and 4.25%, respectively, if the Company maintains a total leverage ratio of less than or equal to 5.00:1.00. The LIBOR rate applicable to the revolving credit facility is subject to a “floor” of 0.0%. Additionally, the Company is required to pay a commitment fee of up to 0.50% per annum of the unused balance.

Term Loan - BNP Paribas

The loan matured in January 2021 and bore interest at 2.15% per annum with fixed payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.

Bank Overdraft Facility – BNP Paribas Fortis N.V.

On October 8, 2018, a Belgium subsidiary of the Company entered into a €250,000 bank overdraft facility with BNP Paribas Fortis. As of June 30, 2021 and December 31, 2020, the Company had €0 drawn on the revolving credit facility. Borrowings under the bank overdraft facility have an indefinite term.

Borrowings under the bank overdraft facility bear interest at a floating rate which is a base rate plus an applicable margin of up to 2.0%. The base fee amounts to 9.4% as of June 30, 2021 and is variable. Any overages are charged against a percentage of 6% on a yearly basis. There is no commitment fee payable for the unused balance of the bank overdraft facility.

NOTE 5 – INCOME TAXES

The Company determines its estimated annual effective tax rate at the end of each interim period based on estimated pre-tax income (loss) and facts known at that time. The estimated annual effective tax rate is applied to the year-to-date pre-tax income (loss) at the end of each interim period with certain adjustments. The tax effects of significant unusual or extraordinary items are reflected as discrete adjustments in the periods in which they occur. The Company’s estimated annual effective tax rate can change based on the mix of jurisdictional pre-tax income (loss) and other factors. However, if the Company is unable to make a reliable estimate of its annual effective tax rate, then the actual effective tax rate for the year to date period may be the best estimate. For the three and six months ended June 30, 2021 and 2020, the Company determined that its annual effective tax rate approach would provide for a reliable estimate and therefore used this method to calculate its tax provision.

The Company’s effective income tax rate was 27.8% and 16.0% for the three months ended June 30, 2021 and 2020, respectively, and 33.0% and 21.8% for the six months ended June 30, 2021 and 2020, respectively. The provision for (benefit from) income taxes was $(2,653) and ($2,110) for the three months ended June 30, 2021 and 2020, respectively, and $(3,917) and $(3,858) for the six months ended June 30, 2021 and 2020, respectively. The change in the provision for (benefit from) income taxes for the three and six months ended June 30, 2021 compared to the three and six months ended June 30, 2020 was primarily due to changes in the jurisdictional mix of earnings and the impact of the change in fair value of warrant liability which is not taxable.

The effective income tax rate for the three and six months ended June 30, 2021 and 2020 differed from the federal statutory rate primarily due to the geographical mix of earnings and related foreign tax rate differential, permanent differences, research and development tax credits, and the valuation allowance maintained against certain deferred tax assets.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces under non-cancellable operating leases expiring through 2029. Rent expense for the three months ended June 30, 2021 and 2020 was $0.7, million and $0.6 million, respectively. Rent expense for the six months ended June 30, 2021 and 2020 was $1.4 million, and $1.3 million, respectively.

The future minimum lease payments under operating leases as of June 30, 2021 for the next five years is as follows:

(in ‘000)	Amount
From July 1, 2021 to December 31, 2021	$1,472
2022	2,434
2023	1,464
2024	1,084
2025	753
Thereafter	2,157

Total	$9,364

Off-Balance-Sheet Credit Exposures

The Company has standby letters of credit and bank guarantees of $0.4 million as of June 30, 2021 and December 31, 2020, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations

The Company has vendor commitments primarily relating to carrier and open purchase obligations that the Company incurs in the ordinary course of business. As of June 30, 2021, the purchase commitments were as follows:

(in ‘000)	Amount
From July 1, 2021 to December 31, 2021	$25,020
2022	1,513
2023	1,328
2024	1,328
2025	1,328

Total	$30,517

Legal Proceedings

From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.

NOTE 7 – PREPAID AND OTHER ASSETS

Prepaid Expenses and Other Receivables

The Company’s prepaid expenses and other receivables consist of the following:

	June 30, 2021	December 31, 2020
Prepaid Deposits	$10,007	$1,734
Prepaid Expenses and Other Receivables	4,239	3,695

Total Prepaid Expenses and Other Receivables	$14,246	$5,429

Other Long-term Assets

The Company’s other ling-term assets consist of the following:

	June 30, 2021	December 31, 2020
Unamortized Revolver Financing Fees	$510	$611
Deferred Equity Issuance Costs	3,022	—

Total Other Long-term Assets	$3,532	$611

NOTE 8 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

The Company operates subject to the terms and conditions of the Certificate of Incorporation of Maple Holdings Inc. (the “Certificate of Incorporation”) dated September 18, 2019.

The Certificate of Incorporation provides for overall management and control of the Company to be vested in the Board of Directors (the “Board”). The shareholders’ interests are represented by five classes: common stock, Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock. Shareholders owning a majority of the common stock are required to elect directors to the Board to serve shareholder interests. Each holder of common stock shall be entitled to one vote per share held. The holders of Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock do not have voting rights in respect to their units held. No shareholder shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company.

Common Stock

The Board authorized up to 400,000 shares of common stock. As of June 30, 2021 and December 31, 2020, 217,619 shares are issued and outstanding.

Series A Preferred Stock

The Board authorized up to 42,800 Series A preferred shares. As of June 30, 2021 and December 31, 2020, there are 42,750 Series A preferred shares issued and outstanding. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends. Series A preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A preferred shares are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative preferred dividends.

Series A-1 Preferred Stock

The Board authorized up to 80,000 Series A-1 preferred shares. As of June 30, 2021 and December 31, 2020, there are 60,013 Series A-1 preferred shares issued and outstanding. The shares were issued at a discount of 2%. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen-point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A-1 Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A-1 Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A-1 Preferred shares are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative preferred dividends.

Series B Preferred Stock

The Board authorized up to 57,000 Series B preferred shares. As of June 30, 2021 and December 31, 2020, there are 57,000 Series B preferred shares issued and outstanding. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option.

Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period.

A summary of the accumulated but unpaid preferred dividends for the Series A, Series A-1 and Series B preferred shares as of March 31 and June 30, 2021 and March 31 and June 30, 2020, is as follows:

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910
Accumulated	2,486	2,666	2,241
Distributed	—	—	—

Accumulated and unpaid, March 31, 2021	$37,298	$21,274	$36,151

Accumulated	2,514	2,695	2,323

Distributed	—	—	—

Accumulated and unpaid, June 30, 2021	$39,812	$23,969	$38,474

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	2,216	2,359	2,053
Distributed	—	—	—

Accumulated and unpaid, March 31, 2020	$27,826	$11,153	$27,391

Accumulated	2,215	2,359	2,104

Distributed	—	—	—

Accumulated and unpaid, June 30, 2020	$30,041	$13,512	$29,495

The redemption value of Series A, Series A-1 and Series B preferred stock is equal to the par value of $1,000 per share plus the above accumulated unpaid dividends and any applicable redemption premium. In the case of Series A-1, the Company would incur 1% redemption premiums if redeemed prior to December 21, 2020.

Series C Convertible Preferred Stock

The Board authorized up to 45,000 Series C convertible preferred stock. As of June 30, 2021 and December 31, 2020, there are 16,502 and 16,802 Series C convertible preferred shares issued and outstanding, respectively. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C convertible preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C convertible preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series C convertible preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Distribution Preference

Distributions are authorized at the discretion of the Board. Distributions shall be made first to the holders of Series A, Series A-1 and Series B preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares have been reduced to $0.

Distributions shall be made second to the holders of Series C convertible preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares have been reduced to $0.

Distributions shall be made third to the holders of common stock, ratably among such holders of a Common Catch-Up Amount, as defined in the Certificate of Incorporation.

Distributions will then be made to holders of Series C convertible preferred stock and common stock in proportion to their ownership percentages.

Liquidation Preference

In the event of the dissolution of the Company, the Company’s cash and proceeds obtained from the disposition of the Company’s noncash assets shall be distributed. Distributions shall be made first to the Company’s creditors, to satisfy the liabilities of the Company. The remaining cash will then be distributed first to holders of Series A and Series A-1 preferred stock and second to holders of Series B preferred stock. Remaining undistributed proceeds are to be distributed following the distribution preferences for Series C convertible preferred stock and common stock described above.

NOTE 9 – SHARE-BASED PAYMENT AND RELATED STOCK OPTION PLAN

During 2020, the Company granted awards to certain employees and Board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the Board is authorized to grant stock options to eligible employees and directors of the Company. The fair value of the options is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based compensation expense during the three-month period ended June 30, 2021, and June 30, 2020 was $0.3 million. Stock based compensation expense during the six-month period ended June 30, 2021 and June 30, 2020 was $0.6 million and $0.5 million, respectively.

The Company has determined its share-based payments to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

June 30, 2020
Risk-free interest rate	1.58 - 2.47%
Expected term (life) of options (in years)	2-4
Expected dividends	0%
Expected volatility	67.9 -86.3%

The Company did not grant any awards during the six month period ended June 30, 2021. The expected term of the options granted are determined based on the period of time the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. In selecting similar entities for determining expected volatility, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s options is assumed to be zero since the Company has not historically paid dividends.

The following is a summary of the Company’s stock options as of June 30, 2021 and June 30, 2020 and the stock option activity from December 31, 2020 through June 30, 2021 and December 31, 2019 through June 30, 2020:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2020	34,977	191	$1,750	7.7
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance, June 30, 2021	34,977	$191	$1,750	7.2

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2019	32,280	196	$1,750	8.4
Granted	5,181	167	1,750	—
Exercised	—	—	—	—
Forfeited	(2,484)	195	1,750	—
Expired	—	—	—	—

Balance, June 30, 2020	34,977	$191	$1,750	8.2

The following is a summary of the Company’s share-based compensation expense during the respective three-month and six-month reporting periods:

	Three months ended June 30,		Six months ended June 30,
(in ‘000)	2021	2020	2021	2020
Total share-based compensation expense	$315	$315	$630	$531

As of June 30, 2021, the total unrecognized compensation cost related to outstanding stock options was $2.8 million, which is expected to be recognized over a weighted-average period of 2.2 years.

The following is a summary of the Company’s exercisable stock options as of June 30, 2021 and 2020:

	June 30, 2021	June 30, 2020
Range of exercise prices	$$1,000 -$2,500	$$1,000 -$2,500
Number of stock options	18,493	11,894
Weighted average remaining contractual term (in years)	6.9	7.8
Weighted average exercise price	$1,750	$1,750

The fair value of the Company’s vested shares for fiscal quarters ended June 30, 2021 and June 30, 2020, were $3.6 million and $2.4 million, respectively.

NOTE 10 – WARRANTS ON COMMON STOCK

In connection with the sale of Series B preferred stock, the Company issued warrants for the purchase of common stock at an exercise price of $0.01 per warrant. As of June 30, 2021 and December 31, 2020, there were 9,814 warrants issued and outstanding. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

The Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the warrants meet the criteria and were required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.

Initial Measurement

The warrants are initially measured at fair value. The estimated fair value of the warrants prior to entering into an Agreement and Plan of Merger with CTAC on March 12, 2021, was determined to be a Level 3 fair value measurement. The fair value of each warrant was approximately the fair value per share of common stock.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Subsequent Measurement

The warrants are measured at fair value on a recurring basis. The subsequent measurement of the warrants as of June 30, 2021, is classified as Level 2 due to significant inputs used in a valuation technique that were previously unobservable becoming observable given transactions that were observed around the measurement date. As the warrants are expected to be exchangeable for CTAC shares following the close of the Business Combination, following the signing of the Business Combination agreement, Management determined the fair value of the warrants based on the equivalent number of shares exchangeable upon the consummation of the Business Combination. Such inputs include the number of CTAC shares exchangeable for the warrants of 1,365,612 and the current CTAC trading share price at June 30, 2021 of $9.93.

The change in fair value of the warrant liability for the three months ended June 30, 2021 and June 30, 2020 was $0.1 million and $4.7 million, respectively. The change in fair value of the warrant liability for the six months ended June 30, 2021 and June 30, 2020 was ($2.4) million and $2.8 million, respectively.

NOTE 11 – NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Series A, Series A-1, Series B and Series C preferred shares for purposes of the loss per share calculation.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the periods ended:

	Three months ended June 30,		Six months ended June 30,
(in ‘000)	2021	2020	2021	2020
Numerator:
Net loss attributable to the Company	$(6,885)	$(11,058)	$(7,966)	$(13,826)
Less dividends to preferred shareholder	7,532	6,701	14,925	13,353

Net loss attributable to common shareholders	$(14,417)	$(17,759)	$(22,891)	$(27,179)
Denominator:
Weighted average common shares, basic and diluted (in number)	227,433	227,433	227,433	227,478

Net loss per share attributable to common shareholder, basic and diluted	$(63.39)	$(78.10)	$(100.65)	$(119.48)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

(number of shares)	June 30, 2021	June 30, 2020
Series C Convertible Preferred Stock	16,502	16,802
Stock Options	34,977	34,977

NOTE 12 – RELATED PARTY TRANSACTIONS

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.1 million for the three and six months ended June 30, 2021 and June 30, 2020. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties

As of June 30, 2021, the Company had outstanding loans due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. These amounts are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

For the period ended (in ‘000)	June 30, 2021	December 31, 2020
Interfusion B.V.	$954	$985
T-Fone B.V.	$611	$630

The loans between the Company and Interfusion B.V. and T-Fone B.V. are payable upon change in control. Interest is accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $19,397 and $18,230 for the six months ended June 30, 2021 and 2020, respectively.

NOTE 13 – SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through October 6, 2021 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

On September 29, 2021, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the Securities Exchange Commission on August 13, 2021, including, among other things, the adoption of the Business Combination and approval of the other transactions contemplated by the merger agreement.

On September 30, 2021, as contemplated by the merger agreement, (i) CTAC merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and King Pubco, Inc. (“Pubco”) as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”) to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the merger agreement, the “Transactions” and the closing of the Transactions, the Business Combination), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”

On September 30, 2021, KORE Wireless Group Inc. borrowed $95 million in exchange for senior unsecured exchangeable notes due 2028 (“Backstop Notes”) pursuant to an indenture (the “Indenture”), dated September 30, 2021, by and among Pubco, KORE Wireless Group Inc. and Fortress Credit Corp. (“Fortress”). The Backstop Notes were issued at par, bearing interest at the rate of 5.50% per annum, and a maturity of seven years. The Backstop Notes are guaranteed by Pubco and may be exchangeable into Pubco Common Stock at $12.50 per share. At any time after the 2-year anniversary of the issuance of the Backstop Notes, Pubco may redeem the Backstop Notes for cash, force an exchange into shares of its common stock at $16.25 per share or settle with a combination of cash and an exchange. The Backstop Agreement contains a customary six-month lock up following the Closing, which prohibits Fortress from hedging the Backstop Notes by short selling Pubco’s Common Stock or hedging the notes via Pubco’s warrants or options.

On October 1, 2021, Pubco countersigned a commitment letter (the “Commitment Letter”) pursuant to which Fortress will make additional financing available to Pubco subject to certain terms and conditions, for up to $25,000,000 of additional notes under the Indenture entered into in connection with the Backstop Notes dated as of July 27, 2021 by and among KORE Wireless Group, Inc. and an affiliate of Fortress. The commitment will remain available until October 31, 2021. Upon entering into definitive documentation, the Sponsor has agreed to contribute 100,000 shares of Pubco Common Stock to LLC Merger Sub, which shares will be transferred by LLC Merger Sub to Fortress, as a commitment fee, pursuant to the terms and upon the conditions set forth in the Commitment Letter.